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                                   Exhibit F-2

         Opinion of Counsel of Vermont Yankee Nuclear Power Corporation

                            Downs Rachlin Martin PLLC
                         90 Prospect Street, P.O. Box 99
                        St. Johnsbury, Vermont 05819-0099

                                               November 7, 2003

Securities and Exchange Commission
Washington, DC  20549

Re:  Vermont Yankee Nuclear Power Corporation
     File No. 70-10104

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing with you of the Rule 24 Certificates (the "Rule 24 Certificates") of Vermont Yankee Nuclear Power Corporation (the "Company") under the Public Utility Holding Company Act of 1935, as amended, relating to the payment of dividends out of the Company's capital and the repurchase of certain shares of the Company's Common Stock (the "Transactions"), all as described in the Application/Declaration on Form U-1 in File No. 70-10104, as amended (the "Application"), which was allowed to become effective by order of the Commission in Public Utility Holding Company Act Release No. 35-27677 (May 13, 2003) (the "Order").

The Company is a corporation formed under the laws of the State of Vermont (the "State"). We have acted as special counsel to the Company in connection with the Transactions. For purposes of this opinion, we have reviewed the Company's articles of association, bylaws, records of security holders, and the minutes of the meetings of the Board of Directors of the Company (collectively, the "Corporate Documents"), a certificate of good standings for the Company issued by the Vermont Secretary of State dated October 17, 2003 (the "Certificate"), and such other materials as we deemed necessary to this opinion. Based on the foregoing, we are of the opinion that:

     1. All State laws applicable to the Company's participation in the Transactions have been complied with.

     2. Base solely on the Certificate, the Company is validly existing and in good standing under the corporate laws of the State.

     3. The Company has legally acquired the shares of Common Stock repurchased.

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     4.   The Consummation of the Transactions by the Company did not violate the legal rights of the holders of any securities issued by the Company.

The opinions expressed herein are made as of the date of this opinion and limited to the laws of the State of Vermont in effect on the date of this opinion. We disclaim any responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date of this opinion. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to use of this opinion solely in connection with the Rule 24 Certificates, and by no other or for any other purpose without our prior written consent.

                                             Very truly yours,

                                             /s/ Downs Rachlin Martin PLC
                                             -----------------------------------
                                             Downs Rachlin Martin PLC



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